Exhibit 99.1

2021 Cabot Blvd. West Langhorne, PA19047 à Ph: 267-775-8100

Power Medical Interventions® Reports Second Quarter 2009 Financial Results

PMI To Be Acquired by Covidien

LANGHORNE, PA, August 11, 2009 — Power Medical Interventions®, Inc. (OTCBB:PMII), a leader in developing and commercializing Intelligent Surgical Instruments™, today announced financial results for the three months and six months ended June 30, 2009. The company also highlighted several corporate milestones that were achieved since the completion of the first quarter of 2009 and commented on the recently announced acquisition by Covidien. The acquisition, which will take the form of an all cash tender offer, is subject to customary closing conditions and is expected to be completed by September 25, 2009.

Corporate Milestones:

•                  Power Medical Interventions (PMI) continued to report the positive effects of the company’s organizational restructuring implemented during the fourth quarter of 2008.  For the second quarter of 2009, the company reported:

•                  A 5 percent increase in sales during the second quarter of 2009 as compared to the second quarter of 2008;

•                  Excluding the impact of charges for obsolete inventory, a 50 percent improvement in gross margin to 19 percent of sales in the second quarter of 2009, compared to a gross margin of (31) percent during the second quarter of 2008; and

•                  A 30 percent decrease in operating expenses during the second quarter of 2009 as compared to the second quarter of 2008.

•                  PMI announced that the U.S. Food and Drug Administration (FDA) cleared its 510(k) application for marketing the company’s iDrive Intelligent Power Unit™ (iDrive IPU), detachable Intelligent Surgical Instruments™ and iConsole™ monitor. The iDrive IPU is a novel hand-held, computer-controlled power unit to which any of the company’s detachable Intelligent Surgical Instruments™ can be attached, offering surgeons a broad range of cutting and stapling configurations.  The iConsole monitor is a proprietary wireless device that communicates directly with the iDrive IPU during surgical procedures and provides auditory and visual feedback that allows surgeons to make real-time, critical decisions that may ultimately lead to improved patient outcomes.

•                  PMI announced that Intuitive Surgical, Inc. elected to exercise its right to receive an irrevocable license to certain PMI intellectual property in exchange for an accelerated aggregate milestone payment of $5 million. The payment to PMI was made in connection with the License and Development Agreement signed with Intuitive in September 2008. As provided under terms of the agreement, Intuitive had the right to receive an irrevocable license by accelerating payment of remaining milestones. Intuitive’s decision not only provided PMI with $5 million in non-dilutive financing, but it also provides further evidence of Intuitive’s continued interest in PMI’s technology.  With this latest payment, PMI has received a total of $20 million under the License and Development Agreement with Intuitive.

•                  Subsequent to the quarter end, PMI announced that the company’s proprietary i60 Mid Cut Reload was used in a novel procedure known as laparoscopic vertical gastroplasty. This procedure is designed to combat obesity through a novel, less invasive surgical procedure which takes approximately 30 minutes to perform. The procedure was successful in reducing the size of the patient’s stomach without removing the stomach. This new minimally invasive procedure provides benefits regarding pain and recovery time, and resulted in patients losing up to 17 pounds in the first week following surgery. This is the seventh such procedure, all performed by Jorge Sosa, M.D., chairman of the bariatric surgery department at Palmetto General Hospital, a Tenet Healthcare facility. Utilizing PMI’s proprietary i60 Mid Cut Reload and Intelligent 60 mm Endoscopic Linear Cutter, Dr. Sosa has had success with all seven patients, each of them experiencing significant weight loss in the weeks and months following the procedure.  In addition to weight loss, some of the seven patients also experienced the complete resolution of related health conditions including hyperlipidemia and sleep apnea, as well as significant improvement in type 2 diabetes. All seven procedures were completed safely.

Covidien Acquisition

On July 29, 2009, PMI and Covidien (NYSE: COV) announced that the companies had reached a definitive agreement through which Covidien will acquire PMI.  The boards of directors of both companies unanimously approved the transaction, pursuant to which a wholly owned subsidiary of Covidien will pay $2.08 in cash per share of PMI’s outstanding common stock. Aggregate consideration, including assumption of debt, will total approximately $64 million. The transaction, which will take the form of an all cash tender offer, is subject to customary closing conditions.

On August 10, 2009, Covidien Delaware Corp., an indirect, wholly owned subsidiary of Covidien, commenced the tender offer for the shares of PMI stock.  Unless subsequently extended, the tender offer will be open for twenty business days and is expected to be completed at 12:00 midnight at the end of September 4, 2009.

“PMI has made great strides in the last year.  The organizational changes that we have implemented since 2008 resulted in an increase in revenues, a significant decrease in expenses and improvements in quality — all of which contributed to our growth and improved financial performance,” stated Michael Whitman, chief executive officer of Power Medical Interventions. “Most importantly, PMI has gained worldwide recognition as a leading developer of next-generation surgical instrumentation.  This recognition led to the recently announced acquisition of Power Medical Interventions by Covidien.  We believe Covidien’s move to acquire PMI affirms the value of our Intelligent Surgical Instrument™ technology and the growing markets that these innovative devices support.  We look forward to the continued advancement of PMI’s products and technologies by Covidien.”

Financial Results:

The Company finished the second quarter of 2009 with unrestricted cash and cash equivalents of approximately $4.3 million compared to $4.7 million as of March 31, 2009. The net decrease in our unrestricted cash and cash equivalents reflects the $5.0 million payment we received from Intuitive Surgical in May 2009.

Sales in the three months ended June 30, 2009 were $2.3 million, an increase of five percent as compared with sales of $2.2 million during the corresponding period in 2008. For the six months ended June 30, 2009, sales were $5.0 million, an increase of 14 percent as compared to sales of $4.4 million for the same period in 2008.  Reload revenue, which is a key driver of the company’s revenue model, was approximately $1.2 million in the second quarter of 2009, compared to $0.4 million in the second quarter of 2008. On a year-to-date basis, reload revenue for the first six months of 2009 was $2.5 million as compared to $0.9 million for the corresponding period in 2008.

The company’s gross margin was $0.2 million, or 10 percent of sales, in the three months ended June 30, 2009, compared to a gross margin of ($0.9 million), or (40 percent) of sales, during the corresponding period in 2008. Gross margin for the six months ended June 30, 2009 was $0.8 million, or 16 percent of sales, compared to a gross margin of ($1.2 million), or (27 percent) of sales, during the first six months of 2008.  The improvement in gross margin for both the three- and six-month periods ended June 30, 2009 as compared to the same periods in 2008 reflects improvements in the company’s manufacturing process, including the use of the Reload Automation machine implemented in the second half of 2008. During the three months ended June 30, 2009 and June 30, 2008, the company incurred inventory obsolescence charges of $195,000 and $200,000, respectively.

Total operating expenses in the three months ended June 30, 2009 were $7.0 million, a 30 percent decrease compared to operating expenses of $10.1 million during the corresponding period in 2008.  For the six-month period ended June 30, 2009, total operating expenses were $14.0 million, a 35 percent decrease compared to operating expenses of $21.5 million during the first six months of 2008.   Second quarter 2009 sales and marketing expenses decreased 41 percent to $3.5 million from $6.0 million during the second quarter of 2008. For the six months ended June 30, 2009, sales and marketing expenses decreased 45 percent to $7.0 million from $12.8 million during the first half of 2008.  Research and development expenses for the second quarter of 2009 decreased 46 percent to $0.8 million from $1.5 million in the corresponding 2008 period. For the six months ended June 30, 2009, research and development expenses decreased 48 percent to $1.6 million from $3.1 million during the first half of 2008.  General and administrative expenses for the second quarter of 2009 increased slightly by 3 percent to $2.7 million from $2.6 million in the corresponding period of 2008.  However, on a year-to-date basis, general and administrative expenses decreased by 5 percent to $5.3 million for the first half of 2009 as compared to $5.6 million for the same period in 2008.  The overall reduction in both second quarter and year-to-date expenses for 2009 as compared to the prior year is primarily a result of the restructuring plan the company implemented in the fourth quarter of 2008.

Net loss applicable to common shares for the three months ended June 30, 2009 was $7.5 million, or $(0.44) per basic and diluted share, compared to net loss applicable to common shares of $11.5 million, or $(0.67) per basic and diluted share, for the corresponding period in 2008.  For the six months ended June 30, 2009, net loss applicable to common shares was $14.5 million or $(0.84) per basic and diluted share, compared to net loss applicable to common shares of $23.7 million, or $(1.38) per basic and diluted share, for the first six months of 2008.

About PMI’s Intelligent Surgical Instruments™

PMI’s Intelligent Surgical Instruments are computer-assisted, power-actuated endomechanical instruments that surgeons use for cutting and stapling in a variety of procedures in open surgery and minimally invasive surgery. The company believes that compared to conventional endomechanical devices, its Intelligent Surgical Instruments offer greater precision and consistency, superior compressive force, improved access to anatomical sites and enhanced ease of use.

About Power Medical Interventions, Inc.

Power Medical Interventions is the world’s only provider of computer-assisted, power-actuated surgical cutting and stapling products. PMI’s state-of-the-art wireless Intelligent Surgical Instruments™ are revolutionizing and expanding minimally invasive surgery applications and enabling novel surgical procedures to benefit surgeons, patients, hospitals and healthcare networks. To learn more about Power Medical Interventions, Inc. and its products, please visit www.pmi2.com.

Safe Harbor Statement

Statements included in this press release, which are not historical in nature, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements relating to the future financial performance of the Company are subject to many factors including, but not limited to, Covidien’s proposed acquisition of the Company, the timing of the anticipated transaction with Covidien, the potential benefits of the anticipated transaction with Covidien, the anticipated impact of the transaction with Covidien on PMI’s surgical device products and the potential benefits of such products, and other risks detailed in the Company’s Securities and Exchange Commission filings, including the Company’s tender offer solicitation/recommendation statement on Schedule 14D-9, Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2009 and Annual Report on Form 10-K for the year ended December 31, 2008.

Such statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. When used in this press release the terms “anticipate,” “believe,” “estimate,” “expect,” “may,” “objective,” “plan,” “possible,” “potential,” “project,” “will” and similar expressions identify forward-looking statements. The forward-looking statements contained in this press release are made as of the date hereof, and the Company does not undertake any obligation to update any forward-looking statements, whether as a result of future events, new information or otherwise.

IMPORTANT INFORMATION ABOUT THE TENDER OFFER

This press release is neither an offer to purchase nor a solicitation of an offer to sell shares of PMI. Covidien Delaware Corp. (the “Merger Sub”), an indirect, wholly owned subsidiary of Covidien, commenced the tender offer for the shares of PMI stock described in this press release on August 10, 2009.  Upon commencement of the tender offer, Merger Sub filed with the SEC a tender offer statement on Schedule TO and related exhibits, including the offer to purchase, letter of transmittal, and other related documents, and PMI filed with the SEC a tender offer solicitation/recommendation statement on Schedule 14D-9. These documents contain important information about Covidien, PMI, the transaction and other related matters. Investors and security holders are urged to read each of these documents carefully.  Investors and security holders may obtain free copies of the tender offer statement, the tender offer solicitation/recommendation statement and other documents filed with the SEC by Merger Sub and PMI through the web site maintained by the SEC at www.sec.gov.

Contacts:

Power Medical Interventions, Inc.

Brian M. Posner, Chief Financial Officer

267-775-8100

Vida Communication

Tim Brons (media)

415-675-7402

tbrons@vidacommunication.com

Stephanie Diaz (investors)

415-675-7401

sdiaz@vidacommunication.com

Tables to follow

Power Medical Interventions, Inc.

Consolidated Statements of Operation

(Amounts in thousands, except share and per share data)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2009	2008	2009	2008

Sales	$2,261	$2,159	$5,004	$4,384
Cost of Sales	2,030	3,018	4,191	5,575
	231	(859)	813	(1,191)

Costs and expenses
Research and development	811	1,508	1,615	3,091
Sales and marketing	3,507	5,961	7,001	12,758
General and administrative	2,708	2,622	5,333	5,635
	7,026	10,091	13,949	21,484

Operating loss	(6,795)	(10,950)	(13,136)	(22,675)

Other income (expense)
Interest and other income	9	90	53	284
Interest and other expense, net	(747)	(651)	(1,397)	(1,300)
Total other income (expense)	(738)	(561)	(1,344)	(1,016)

Net loss	$(7,533)	$(11,511)	$(14,480)	$(23,691)

Net loss per common stock share:
- Basic and diluted	$(0.44)	$(0.67)	$(0.84)	$(1.38)

Weighted average number of common stock shares outstanding:
- Basic and diluted	17,180,898	17,108,716	17,177,261	17,108,282

Power Medical Interventions, Inc.

Consolidated Balance Sheets

(Amounts in thousands, except share and per share data)

	June 30,	December 31,
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$4,277	$8,384
Restricted cash	—	875
Accounts receivable, net of allowance for doubtful accounts	1,380	1,290
Inventory	7,486	8,354
Prepaid expenses and other current assets	755	1,487
Total current assets	13,898	20,390

Property and equipment, net	3,918	4,380
Intangibles, net	1,225	1,192
Deferred financing fees	425	709
Other assets	199	223
Restricted cash	1,160	1,303
Total assets	$20,825	$28,197

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$1,561	$2,661
Accrued expenses	3,697	4,039
Long term debt, current portion	24,885	71
Total current liabilities	30,143	6,771

Long-term debt, net of current portion	196	24,921
Deferred revenue, long-term	20,000	12,500
Deferred rent, net of current portion	387	493
Total liabilities	50,726	44,685

Commitments and contingencies

Stockholders’ deficit:
Common stock, $.001 par value, 200,000,000 shares authorized, 17,187,791 and 17,152,465 shares issued and outstanding, respectively	17	17
Additional paid-in capital	200,804	199,740
Accumulated other comprehensive loss	(17)	(20)
Accumulated deficit	(230,705)	(216,225)
Total stockholders’ deficit	(29,901)	(16,488)
Total liabilities and stockholders’ deficit	$20,825	$28,197